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EXHIBIT 99.1

                                       Contact:
                                       Lewis C. Paine, III
                                       Chairman and CEO
                                       Opta Food Ingredients, Inc.
                                       (617) 276-5100

FOR IMMEDIATE RELEASE

                        OPTA FOOD INGREDIENTS PURCHASES
                             MANUFACTURING FACILITY

          ---- Significantly Increases Capacity For Fat Replacers ----

BEDFORD, MA, May 16, 1996 -- Opta Food Ingredients, Inc. (Nasdaq:OPTS) announced today that it purchased a 35,000 square foot multi-purpose manufacturing facility in Galesburg, Illinois from A.E. Staley Manufacturing Company for an undisclosed amount.

The facility will be renovated and it is anticipated that it will be operational in 1997. When fully operative the plant is expected to significantly increase the Company's production capacity for its current starch-based food ingredients, including OptaGrade, a texturizing agent used to replace up to 100% of the fat in a variety of foods. The plant will also be used to scale up commercial quantities of ingredients from new and licensed technologies.

Opta Food Ingredients, Inc. is a fully integrated developer, manufacturer and marketer of proprietary food ingredients. Its products are used by consumer food companies and food service companies to improve the nutritional content, healthfulness and taste of their food products. Opta's proprietary and patented products include OptaGrade; Opta Oat Fibers, a line of functional texturizing agents that can also be used to increase dietary fiber in baked goods; and CrystaLean, a starch-based bulking agent designed to enhance crispness and increase fiber in baked goods and extruded products. In addition, the Company has a portfolio of products and technologies that are currently under development. Opta's food ingredients are used in applications by leading food companies, including 5 of the 10 largest U.S. consumer packaged food companies and the world's largest food service company. The Company was recently sited by Inc. magazine as one of America's fastest growing small public companies.
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                                     (more)

Opta Purchases Manufacturing Facility/2

NOTE: This news release may contain forward-looking statements based on current management expectations. Factors which could cause actual results to differ from these expectations include the size and timing of significant orders, as well as deferral of orders, over which the Company has no control; the extended product testing cycles of the Company's potential customers; the variation of the Company's sales cycles from customer to customer; increased competition posed by food ingredient manufacturers; changes in pricing policies by the Company and its competitors; possible delays in securing production equipment and retrofitting the production facilities; the Company's success in expanding its sales and marketing programs and its ability to gain increased market acceptance for its existing product lines; the Company's ability to timely develop and introduce new products in its pipeline at acceptable costs; the potential for significant quarterly variations in the mix of sales among the Company's products; and general economic conditions.

                    (All trademarked items are in italics.)